EXHIBIT 99.1
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Salisbury  Bancorp,  Inc.  Announces the Completion of Its Acquisition of Canaan
National Bancorp

Lakeville, CT - Salisbury Bancorp, Inc. (AMEX: SAL), announced today that it has completed its acquisition of Canaan National Bancorp. Under terms of the merger agreement dated November 17, 2003, shareholders of Canaan received merger consideration of $31.20 in cash and 1.3371 shares of Salisbury common stock in exchange for each share of Canaan common stock. Accordingly, Canaan shareholders, as of the close of business on September 10, 2004, received an aggregate of 257,670 shares of Salisbury common stock and cash payments totaling approximately $6.0 million. Fractional shares of the Company's common stock were not issued but were paid at a price of $41.06 per share of Company common stock.

"I would like to welcome Canaan's customers, shareholders and employees to Salisbury," stated President and CEO, John F. Perotti. "On Monday, Canaan National Bank's Canaan and South Egremont offices will re-open with the Salisbury Bank & Trust name. We are also pleased that two (2) members of Canaan's Board of Directors, Louis E. Allyn, II and Robert S. Drucker will be serving on the Boards of our Company and Bank, and that most of Canaan's officers and employees will also be joining our Bank. The customers of Canaan will continue to be served by the same familiar faces they have always done business with and will receive the same level of extraordinary customer service they have come to expect."

At June 30, 2004, Canaan National Bancorp, headquartered in Canaan, Connecticut, had total assets of $105.6 million and deposits of $75.1 million at two retail banking locations. With the addition of Canaan, Salisbury now has over $425 million in assets and operates five full-service banking offices throughout the Tri-State region of northwestern Connecticut and proximate communities in western Massachusetts and New York State with the high quality personal service that only community banks can offer.

Commenting further on the transaction, Perotti stated "The merger of these two community focused organizations is very exciting. Our combined management team is focused on the continued enhancement of shareholder value, service to our communities as well as growth in surrounding markets."

Salisbury was advised by Northeast Capital and Advisory, Inc. Canaan was advised by HAS Associates Inc.

Salisbury, headquartered in Lakeville, Connecticut, is the parent company of Salisbury Bank and Trust is now a $425 million financial institution with offices in Canaan, Lakeville, Salisbury, and Sharon, Connecticut and South Egremont, Massachusetts serving northwestern Connecticut, western Massachusetts and proximate communities in New York. With its roots dating to 1848, Salisbury offers a variety of community-oriented retail services, including checking, savings, and money market accounts, certificates of deposit and trust services. Additionally, Salisbury offers residential mortgages and other lending products including commercial, commercial real estate, agricultural, construction, and consumer loans. For more information on Salisbury Bancorp, Inc., visit


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www.salisbury-bank.com  or call (860)  435-9801.  John F.  Perotti -  President,
Chief Executive Officer, & Director, (860) 435-9801 x1001 Richard J. Cantele, Jr. - Chief Operating Officer, (860) 435-9801 x1002.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may different significantly from results discussed in the forward looking statements.


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